Bob Brand
972-281-5335
bob.brand@kcc.com

KIMBERLY-CLARK ANNOUNCES SECOND QUARTER 2013 RESULTS
DALLAS, July 22, 2013-Kimberly-Clark Corporation (NYSE: KMB) today reported second quarter 2013 results, updated a portion of its full-year planning assumptions and reconfirmed its previous guidance for full-year 2013 adjusted earnings per share.
Executive Summary

•
Second quarter 2013 net sales of $5.3 billion were even with the year-ago period. Organic sales rose 3 percent, including a 9 percent increase in K-C International. Organic sales exclude the impact of changes in foreign currency exchange rates and lost sales as a result of European strategic changes and pulp and tissue restructuring actions.

•	Diluted net income per share for the second quarter of 2013 was $1.36 versus $1.26 in 2012.

•
Second quarter adjusted earnings per share were $1.41 in 2013 compared to $1.30 in the prior year. The improvement was driven by organic sales growth, cost savings, higher equity income and a lower share count, partially offset by input cost inflation, unfavorable foreign currency rates and a higher effective tax rate. Second quarter 2013 adjusted earnings per share exclude restructuring costs for European strategic changes. Adjusted earnings per share in the second quarter of 2012 exclude costs for pulp and tissue restructuring actions.

•
Adjusted earnings per share in 2013 are anticipated to be $5.60 to $5.75. This range is consistent with the company's previous guidance and includes expectations for higher cost savings but a more negative impact from currency exchange rates compared to previous assumptions. Estimated full-year 2013 adjusted earnings per share exclude restructuring costs for European strategic changes and a balance sheet remeasurement charge due to the February 2013 devaluation of the Venezuelan bolivar.

Chairman and Chief Executive Officer Thomas J. Falk said, “We delivered another solid quarter of results while we continued to execute our Global Business Plan strategies. We achieved 3 percent organic sales growth, as excellent results in K-C International more than offset mixed volume performance in the developed markets. We generated $80 million of cost savings, improved adjusted operating profit margin by 80 basis points and delivered an 8 percent increase in adjusted earnings per share. We also launched a number of product innovations and continued to allocate capital in shareholder-friendly ways. At the half way point of the year, I am encouraged by our progress overall.”
Falk added, “In terms of the full year, we continue to target organic sales growth of 3 to 5 percent, led by K-C International. We are also reconfirming our previous guidance for adjusted earnings per

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share, as we expect to overcome additional currency headwinds primarily with higher FORCE cost savings. If recent spot currency rates generally hold going forward, it is less likely that adjusted earnings per share will be in the upper half of our guidance range. Although the macro environment has become more volatile recently, we continue to be optimistic about our prospects to drive profitable growth and to generate attractive returns to shareholders.”
Second Quarter 2013 Operating Results
Sales of $5.3 billion in the second quarter of 2013 were even with the year-ago period. Organic sales rose 3 percent, with increased sales volumes of 2 percent and higher net selling prices of 1 percent. Lost sales in conjunction with European strategic changes and pulp and tissue restructuring actions reduced sales by 2 percent and foreign currency exchange rates were unfavorable by 1 percent.
Operating profit was $796 million in the second quarter of 2013, up 6 percent from $754 million in 2012. Adjusted operating profit was $818 million in the second quarter of 2013, up 6 percent compared to $773 million in the year-ago period. Adjusted results exclude $22 million of restructuring costs for European strategic changes in 2013 and $19 million of costs for pulp and tissue restructuring actions in 2012.
The increase in year-over-year adjusted operating profit included benefits from organic sales growth and $80 million in cost savings from the company's FORCE (Focused On Reducing Costs Everywhere) program. Input costs were $30 million higher overall versus 2012, with $15 million of higher fiber costs, a $10 million increase in energy and $5 million of higher distribution costs. Foreign currency translation effects, as a result of the weakening of several currencies relative to the U.S. dollar, reduced operating profit by $15 million. Currency transaction effects also negatively impacted the operating profit comparison. Other (income) and expense, net was $8 million of income in 2013 and $18 million of income in 2012. The change was driven by the resolution of a legal matter in the prior year.
The second quarter effective tax rate was 32.6 percent in 2013 compared to 31.0 percent in 2012. The second quarter adjusted effective tax rate, which does not include the effect of the previously mentioned item excluded from adjusted earnings per share calculations, was 31.8 percent in 2013, consistent with the anticipated full-year rate of 30 to 32 percent. The second quarter 2012 adjusted effective tax rate was 30.6 percent.
Kimberly-Clark's share of net income of equity companies in the second quarter of 2013 was $55 million compared to $43 million in 2012. At Kimberly-Clark de Mexico, S.A.B. de C.V., results benefited from solid organic sales growth, increased operating profit margin and a stronger Mexican peso.
Cash Flow and Balance Sheet
Cash provided by operations in the second quarter of 2013 was $576 million compared to $740 million in the prior year. The decrease was driven by higher tax payments and pension contributions. Second quarter defined benefit pension contributions totaled $110 million in 2013 and $1 million in 2012.

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Capital spending for the second quarter was $220 million in 2013 and $227 million in 2012. Kimberly-Clark continues to expect full-year 2013 spending in a range of $1.0 to $1.1 billion. Second quarter 2013 share repurchases were 3 million shares at a cost of $300 million. Kimberly-Clark expects to repurchase $1.2 billion of common stock in 2013, at the high end of its previously communicated $1.0 to $1.2 billion target range. Total debt and redeemable securities was $7.2 billion at June 30, 2013 compared to $6.7 billion at the end of 2012.
Second Quarter 2013 Business Segment Results
Personal Care Segment
Second quarter sales of $2.4 billion decreased 1 percent. Lost sales as a result of European strategic changes reduced sales volumes by 3 percent and currency rates were unfavorable by 1 percent, while organic sales volumes rose 3 percent. Second quarter operating profit of $432 million increased 6 percent. The comparison benefited from organic sales growth and cost savings, partially offset by input cost inflation and unfavorable currency rates.
Sales in North America were down 3 percent, with volumes and product mix each off more than 1 percent. Feminine care volumes fell high-single digits compared to strong growth in the year-ago period. Child care volumes decreased mid-single digits, including lower shipments for Huggies Little Swimmers swim pants. Volumes for non-branded personal care offerings were also below year-ago levels. Adult care volumes increased mid-single digits, with benefits from product innovation and market share gains on the Depend brand. Huggies baby wipe volumes were up low-single digits, while Huggies diaper volumes were similar to a soft year-ago performance.
Sales increased 5 percent in K-C International, despite a 3 point negative impact from changes in currency rates. Sales volumes were up 6 percent and net selling prices and product mix each added 1 point of growth. Volumes increased significantly in China, Russia, Vietnam and throughout most of Latin America, including Brazil, but declined in Venezuela.
Sales in Europe decreased 29 percent, including a 36 point negative impact from lost sales in conjunction with European strategic changes and a 1 point drag from currency rates. Organic sales volumes rose 8 percent, driven by growth in non-branded offerings, Huggies baby wipes and child care products.
Consumer Tissue Segment
Second quarter sales of $1.6 billion increased 2 percent. Organic sales volumes improved 3 percent and net selling prices were up 1 percent. Lost sales in conjunction with European strategic changes and pulp and tissue restructuring actions reduced sales volumes by 1 percent and currency rates were unfavorable by 1 point. Second quarter operating profit of $220 million was essentially even with the prior year. The comparison benefited from organic sales growth and higher production volumes in 2013, offset by input cost inflation and other manufacturing cost increases.
Sales in North America were up 3 percent. Sales volumes increased 2 percent, driven by growth on Cottonelle bathroom tissue. Net selling prices advanced 2 percent, including benefits from sheet count

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reductions accompanying product innovation launched late in the quarter on Kleenex facial tissue and Cottonelle bathroom tissue.
Sales increased 8 percent in K-C International, despite a 3 point negative impact from changes in currency rates. Sales volumes increased 7 percent and net selling prices and product mix each improved 2 percent. The organic growth was driven by increases in Latin America, including Venezuela, and the Middle East/Eastern Europe/Africa region.
Sales in Europe decreased 8 percent. Lost sales in conjunction with European strategic changes and pulp and tissue restructuring actions reduced sales volumes by 4 percent and currency rates were unfavorable by 2 percent. Organic sales volumes fell 2 percent, driven by declines in bathroom tissue.
K-C Professional (KCP) Segment
Second quarter sales of $0.8 billion were even with the year-ago level. Net selling prices increased 2 percent. Lost sales in conjunction with European strategic changes and pulp and tissue restructuring actions reduced sales volumes by 1 percent and currency rates were unfavorable by 1 percent. Second quarter operating profit of $161 million increased 17 percent, driven by higher net selling prices and cost savings.
Sales in North America fell 1 percent. Sales volumes were off 3 percent, mostly due to lower sales of washroom products and the exit of certain lower-margin safety product offerings. Higher net selling prices and changes in product mix combined to add 2 points of growth.
Sales increased 5 percent in K-C International, despite a 3 point drag from unfavorable currency rates. Sales volumes rose 5 percent and net selling prices improved 3 percent. The organic growth included a double-digit increase in Latin America.
Sales in Europe decreased 3 percent. Lost sales in conjunction with European strategic changes and pulp and tissue restructuring actions reduced sales volumes 3 percent and currency rates were unfavorable by 1 percent. Organic sales volumes were off 1 percent, including declines in Southern Europe where economic conditions remain difficult. Changes in net selling prices and product mix each added 1 point of growth.
Health Care Segment
Second quarter sales of $0.4 billion decreased 2 percent. Sales volumes were off 1 percent and currency rates were unfavorable 1 percent. Second quarter operating profit of $54 million decreased 4 percent. The decline was driven by increased marketing, research and general expenses and higher manufacturing costs, mostly offset by input cost deflation.
Surgical and infection prevention volumes were down low-single digits, primarily due to declines in exam gloves. Medical device volumes were up slightly compared to double-digit growth in the year-ago period.

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Western and Central European Businesses Strategic Changes - Update
In October 2012, Kimberly-Clark decided to make strategic changes to its Western and Central European businesses in order to improve underlying profitability and to focus resources and investments on stronger market positions and growth opportunities that can deliver more sustainable returns. These changes include the exit of the diaper category in Western and Central Europe, with the exception of the Italian market, and the divestiture or exit of some lower-margin businesses in certain markets, mostly in the consumer tissue segment. To align its cost structure with these strategic decisions, Kimberly-Clark is streamlining its European manufacturing footprint and administrative organization.
Restructuring costs for these actions will be incurred through 2014 and are expected to total $300 to $350 million after tax ($350 to $400 million pre-tax), unchanged from the estimate communicated in April 2013. Cash costs are projected to be approximately 50 to 60 percent of the total charges, consistent with prior estimates. The impacted businesses generated annual net sales of approximately $0.5 billion and negligible operating profit. Second quarter 2013 restructuring costs were $21 million after tax ($22 million pre-tax), bringing cumulative costs to $284 million after tax ($352 million pre-tax).
Year-To-Date Results
For the first six months of 2013, sales of $10.6 billion increased 1 percent. Organic sales rose 3 percent, with higher sales volumes of 2 percent and increased net selling prices of 1 percent. Changes in foreign currency rates decreased sales by 1 percent and lost sales in conjunction with European strategic changes and pulp and tissue restructuring actions reduced sales by 1 percent.
Year-to-date operating profit of $1,579 million increased 9 percent compared to $1,454 million in 2012. Adjusted operating profit in 2013 of $1,668 million increased 11 percent compared to $1,508 million in 2012. Adjusted operating profit comparisons benefited from organic sales growth and FORCE cost savings of $165 million. In addition, higher production volumes positively affected the operating profit comparison by $25 million. On the other hand, input costs were $65 million higher overall versus 2012. Overall marketing, research and general expenses also increased versus the year-ago period, driven by higher administrative costs. Foreign currency translation effects reduced operating profit by $25 million. Currency transaction effects also negatively impacted the operating profit comparison.
Through six months, diluted net income per share was $2.72 in 2013 and $2.43 in 2012. Adjusted earnings per share were $2.89 in 2013 and $2.54 in 2012. The increase in adjusted earnings per share was primarily due to higher adjusted operating profit, along with increased equity income and a lower share count, partially offset by a higher effective tax rate.
Adjusted operating profit and adjusted earnings per share in 2013 exclude restructuring costs for European strategic changes and a balance sheet remeasurement charge due to the February 2013 devaluation of the Venezuelan bolivar. Adjusted results in 2012 exclude charges for pulp and tissue restructuring actions. Additional detail on these items and further information about why the company uses these non-GAAP financial measures are provided later in this news release.

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2013 Outlook - Update
The company updated the following key planning and guidance assumptions for full-year 2013:

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Currency rates are expected to reduce sales by 1 to 2 percent compared to the previous assumption for a negative impact between 0 and 1 percent. Currency rates are also anticipated to more negatively impact operating profit growth versus prior expectations.

•	Cost savings from the company's FORCE program are expected to be $300 to $350 million, up from the previous estimate of $250 to $300 million.

•	Share repurchases are expected to be $1.2 billion, at the high end of the company's target range of $1.0 to $1.2 billion, subject to market conditions.

•
The company continues to target adjusted earnings per share in a range of $5.60 to $5.75. If currency exchange rates generally hold at recent spot rates for the balance of the year, it is less likely that adjusted earnings per share will be in the upper half of the range.

Non-GAAP Financial Measures
This press release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:

•	Adjusted earnings and earnings per share

•	Adjusted gross and operating profit

•	Adjusted effective tax rate
These non-GAAP financial measures exclude the following items:

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Western and Central Europe strategic changes and related restructuring charges. In October 2012, the company initiated strategic changes and a related restructuring in its Western and Central European businesses in order to improve underlying profitability and focus its resources on its strongest market positions and growth opportunities.  The restructuring is expected to be completed by December 31, 2014. Restructuring charges related to these strategic changes were excluded from the calculation of the company's earnings and earnings per share, gross and operating profit and effective tax rate, calculated in accordance with GAAP, for the three and six months ended June 30, 2013, and the estimated earnings per share and estimated effective tax rate, calculated in accordance with GAAP, for the full year 2013.

•
Balance sheet remeasurement charge due to devaluation of Venezuelan bolivar. In the first quarter of 2013, the company recorded a charge for the remeasurement of the local currency-denominated balance sheet due to the February 2013 devaluation of the Venezuelan bolivar. This charge was excluded from the calculation of the company's earnings and earnings per share, operating profit and effective tax rate, calculated in accordance with GAAP, for the six months ended June 30, 2013, and the estimated earnings per share and estimated effective tax rate, calculated in accordance with GAAP, for the full year 2013.

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•
Pulp and tissue restructuring charges. In 2011 and 2012, the company executed pulp and tissue restructuring actions to exit its remaining integrated pulp manufacturing operations and improve the underlying profitability and return on invested capital of its consumer tissue and K-C Professional businesses. The restructuring actions were substantially completed by December 31, 2012. Pulp and tissue restructuring charges were excluded from the calculation of the company's earnings and earnings per share, gross and operating profit and the effective tax rate, calculated in accordance with GAAP, for the three and six months ended June 30, 2012.

In accordance with the SEC's requirements, reconciliations of the non-GAAP financial measures to the comparable GAAP financial measures are attached.
In addition, this press release includes information regarding organic sales, which exclude the impact of changes in foreign currency rates and lost sales in conjunction with European strategic changes and pulp and tissue restructuring actions.
The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share and improvement in the company's adjusted return on invested capital and adjusted operating profit return on sales determined by excluding certain of the charges that are used in calculating these non-GAAP financial measures.
In addition, Kimberly-Clark management believes that investors' understanding of the company's performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing the company's ongoing results of operations. Many investors are interested in understanding the performance of our businesses by comparing our results from ongoing operations from one period to the next. By providing these non-GAAP financial measures, together with reconciliations, we believe we are enhancing investors' understanding of our businesses and our results of operations. Also, many financial analysts who follow our company focus on and publish both historical results and future projections based on non-GAAP financial measures. We believe that it is in the best interests of our investors for us to provide this information to analysts so that those analysts accurately report the non-GAAP financial information.

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These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures. There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded. The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures. The non-GAAP financial measures should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.
Conference Call
A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CDT) today. The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company's Web site (www.kimberly-clark.com).
About Kimberly-Clark
Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 175 countries. Every day, nearly a quarter of the world's population trust K-C brands and the solutions they provide to enhance their health, hygiene and well-being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds No. 1 or No. 2 share positions in more than 80 countries. To keep up with the latest K-C news and to learn more about the company's 141-year history of innovation, visit www.kimberly-clark.com.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's Web site.
Certain matters contained in this news release concerning the business outlook, including anticipated financial and operating results, anticipated currency rates and exchange risks, cost savings and reductions, raw material, energy and other input costs, share repurchases, the anticipated costs, scope, timing and financial and other effects of the Western and Central Europe strategic changes, the effective tax rate, sources and uses of cash, market demand and economic conditions, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2012 entitled “Risk Factors.”

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KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
(Millions, except per share amounts)

	Three Months Ended June 30
	2013	2012	Change
Net Sales	$5,267	$5,269	—
Cost of products sold	3,467	3,514	-1.3%
Gross Profit	1,800	1,755	+2.6%
Marketing, research and general expenses	1,012	1,019	-0.7%
Other (income) and expense, net	(8)	(18)	-55.6%
Operating Profit	796	754	+5.6%
Interest income	5	5	—
Interest expense	(71)	(71)	—
Income Before Income Taxes and Equity Interests	730	688	+6.1%
Provision for income taxes	(238)	(213)	+11.7%
Income Before Equity Interests	492	475	+3.6%
Share of net income of equity companies	55	43	+27.9%
Net Income	547	518	+5.6%
Net income attributable to noncontrolling interests	(21)	(20)	+5.0%
Net Income Attributable to Kimberly-Clark Corporation	$526	$498	+5.6%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$1.37	$1.27	+7.9%
Diluted	$1.36	$1.26	+7.9%
Cash Dividends Declared	$0.81	$0.74	+9.5%

Common Shares Outstanding	June 30
	2013	2012
Outstanding shares as of	383.4	394.6
Average diluted shares for three months ended	387.8	396.5

Unaudited

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KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
(Millions, except per share amounts)

	Six Months Ended June 30
	2013	2012	Change
Net Sales	$10,585	$10,510	+0.7%
Cost of products sold	6,963	7,051	-1.2%
Gross Profit	3,622	3,459	+4.7%
Marketing, research and general expenses	2,039	2,015	+1.2%
Other (income) and expense, net	4	(10)	N.M.
Operating Profit	1,579	1,454	+8.6%
Interest income	10	9	+11.1%
Interest expense	(138)	(142)	-2.8%
Income Before Income Taxes and Equity Interests	1,451	1,321	+9.8%
Provision for income taxes	(461)	(398)	+15.8%
Income Before Equity Interests	990	923	+7.3%
Share of net income of equity companies	108	82	+31.7%
Net Income	1,098	1,005	+9.3%
Net income attributable to noncontrolling interests	(41)	(39)	+5.1%
Net Income Attributable to Kimberly-Clark Corporation	$1,057	$966	+9.4%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$2.74	$2.45	+11.8%
Diluted	$2.72	$2.43	+11.9%
Cash Dividends Declared	$1.62	$1.48	+9.5%

Common Shares Outstanding	June 30
	2013	2012
Average diluted shares for six months ended	389.2	396.8

Unaudited
N.M. - Not meaningful

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KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended June 30, 2013
	As Reported	Charges for European Strategic Changes	As Adjusted Non-GAAP
Cost of products sold	$3,467	$18	$3,449
Gross profit	1,800	(18)	1,818
Marketing, research and general expenses	1,012	4	1,008
Operating profit	796	(22)	818
Income before income taxes and equity interests	730	(22)	752
Provision for income taxes	(238)	1	(239)
Effective tax rate	32.6%	—	31.8%
Income before equity interests	492	(21)	513
Net income	547	(21)	568
Net income attributable to Kimberly-Clark Corporation	526	(21)	547
Diluted earnings per share	1.36	(0.05)	1.41

	Three Months Ended June 30, 2012
	As Reported	Charges for Pulp and Tissue Restructuring	As Adjusted Non-GAAP
Cost of products sold	$3,514	$18	$3,496
Gross profit	1,755	(18)	1,773
Marketing, research and general expenses	1,019	1	1,018
Operating profit	754	(19)	773
Income before income taxes and equity interests	688	(19)	707
Provision for income taxes	(213)	3	(216)
Effective tax rate	31.0%	—	30.6%
Income before equity interests	475	(16)	491
Net income	518	(16)	534
Net income attributable to Kimberly-Clark Corporation	498	(16)	514
Diluted earnings per share	1.26	(0.04)	1.30

Unaudited

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KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Six Months Ended June 30, 2013
	As Reported	Charges for European Strategic Changes	Charge for Venezuelan Bolivar Devaluation	As Adjusted Non-GAAP
Cost of products sold	$6,963	$38	$—	$6,925
Gross profit	3,622	(38)	—	3,660
Marketing, research and general expenses	2,039	15	—	2,024
Other (income) and expense, net	4	—	36	(32)
Operating profit	1,579	(53)	(36)	1,668
Income before income taxes and equity interests	1,451	(53)	(36)	1,540
Provision for income taxes	(461)	11	10	(482)
Effective tax rate	31.8%	—	—	31.3%
Income before equity interests	990	(42)	(26)	1,058
Net income	1,098	(42)	(26)	1,166
Net income attributable to Kimberly-Clark Corporation	1,057	(42)	(26)	1,125
Diluted earnings per share(a)	2.72	(0.11)	(0.07)	2.89

	Six Months Ended June 30, 2012
	As Reported	Charges for Pulp and Tissue Restructuring	As Adjusted Non-GAAP
Cost of products sold	$7,051	$53	$6,998
Gross profit	3,459	(53)	3,512
Marketing, research and general expenses	2,015	1	2,014
Operating profit	1,454	(54)	1,508
Income before income taxes and equity interests	1,321	(54)	1,375
Provision for income taxes	(398)	14	(412)
Effective tax rate	30.1%	—	30.0%
Income before equity interests	923	(40)	963
Net income	1,005	(40)	1,045
Net income attributable to Kimberly-Clark Corporation	966	(40)	1,006
Diluted earnings per share(a)	2.43	(0.10)	2.54

(a) "As Adjusted Non-GAAP" does not equal "As Reported" plus "Charges" as a result of rounding.

Unaudited

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KIMBERLY-CLARK CORPORATION
CONSOLIDATED BALANCE SHEET
(Millions)

	June 30, 2013	December 31, 2012
ASSETS
Current Assets
Cash and cash equivalents	$1,160	$1,106
Accounts receivable, net	2,490	2,642
Inventories	2,327	2,348
Other current assets	754	493
Total Current Assets	6,731	6,589
Property, Plant and Equipment, Net	7,834	8,095
Investments in Equity Companies	429	355
Goodwill	3,200	3,337
Other Intangible Assets	224	246
Long-Term Note Receivable	395	395
Other Assets	701	856
TOTAL ASSETS	$19,514	$19,873

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$1,302	$1,115
Trade accounts payable	2,469	2,443
Accrued expenses	2,087	2,244
Dividends payable	312	289
Total Current Liabilities	6,170	6,091
Long-Term Debt	5,387	5,070
Noncurrent Employee Benefits	1,730	1,992
Other Liabilities	1,018	884
Redeemable Preferred and Common Securities of Subsidiaries	549	549
Stockholders' Equity
Kimberly-Clark Corporation	4,373	4,985
Noncontrolling interests	287	302
Total Stockholders' Equity	4,660	5,287
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$19,514	$19,873

June 30, 2013 data is unaudited

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KIMBERLY-CLARK CORPORATION
CONSOLIDATED CASH FLOW STATEMENT
(Millions)

	Three Months Ended June 30		Six Months Ended June 30
	2013	2012	2013	2012
Operating Activities
Net income	$547	$518	$1,098	$1,005
Depreciation and amortization	212	214	433	432
Stock-based compensation	22	30	52	43
Deferred income taxes	56	59	70	174
Net (gains) losses on asset dispositions	18	6	5	17
Equity companies' earnings in excess of dividends paid	(13)	(8)	(66)	(45)
(Increase) decrease in operating working capital	(167)	(94)	(288)	(309)
Postretirement benefits	(93)	25	(148)	22
Other	(6)	(10)	27	(14)
Cash Provided by Operations	576	740	1,183	1,325
Investing Activities
Capital spending	(220)	(227)	(494)	(486)
Proceeds from dispositions of property	12	5	86	6
Proceeds from sales of investments	6	7	10	7
Investments in time deposits	—	(2)	—	(37)
Maturities of time deposits	—	—	20	43
Other	(10)	(4)	(13)	(5)
Cash Used for Investing	(212)	(221)	(391)	(472)
Financing Activities
Cash dividends paid	(313)	(290)	(602)	(567)
Change in short-term borrowings	(602)	(118)	(267)	268
Debt proceeds	827	—	886	309
Debt repayment	(2)	(4)	(40)	(421)
Cash paid on redeemable preferred securities of subsidiary	(7)	(7)	(14)	(14)
Proceeds from exercise of stock options	96	309	146	424
Acquisitions of common stock for the treasury	(308)	(213)	(794)	(651)
Other	18	20	8	14
Cash Used for Financing	(291)	(303)	(677)	(638)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(22)	(7)	(61)	15
Increase (Decrease) in Cash and Cash Equivalents	51	209	54	230
Cash and Cash Equivalents - Beginning of Period	1,109	785	1,106	764
Cash and Cash Equivalents - End of Period	$1,160	$994	$1,160	$994

Unaudited

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KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended June 30			Six Months Ended June 30
	2013	2012	Change	2013	2012	Change
NET SALES

Personal Care	$2,390	$2,415	-1.0%	$4,787	$4,782	+0.1%
Consumer Tissue	1,625	1,588	+2.3%	3,343	3,247	+3.0%
K-C Professional	841	839	+0.2%	1,634	1,636	-0.1%
Health Care	401	411	-2.4%	798	816	-2.2%
Corporate & Other	10	16	N.M.	23	29	N.M.
TOTAL NET SALES	$5,267	$5,269	—	$10,585	$10,510	+0.7%

OPERATING PROFIT

Personal Care	$432	$406	+6.4%	$873	$805	+8.4%
Consumer Tissue	220	219	+0.5%	480	436	+10.1%
K-C Professional	161	138	+16.7%	304	263	+15.6%
Health Care	54	56	-3.6%	98	109	-10.1%
Corporate & Other(a)	(79)	(83)	N.M.	(172)	(169)	N.M.
Other (income) and expense, net	(8)	(18)	-55.6%	4	(10)	N.M.
TOTAL OPERATING PROFIT	$796	$754	+5.6%	$1,579	$1,454	+8.6%

(a)
For the three and six months ended June 30, 2013, Corporate & Other includes charges related to the European strategic changes of $22 and $53, respectively. For the three and six months ended June 30, 2012, Corporate & Other includes charges related to the pulp and tissue restructuring actions of $19 and $54, respectively.

N.M. – Not meaningful
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KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended June 30, 2013
	Total	Organic Volume	Restructuring Impact on Volume(a)	Total Volume	Net Price	Mix/ Other(b)	Currency

Consolidated	—	2	(2)	—	1	—	(1)
Personal Care	(1.0)	3	(3)	—	—	—	(1)
Consumer Tissue	2.3	3	(1)	2	1	—	(1)
K-C Professional	0.2	—	(1)	(1)	2	—	(1)
Health Care	(2.4)	(1)	—	(1)	—	—	(1)

	Six Months Ended June 30, 2013
	Total	Organic Volume	Restructuring Impact on Volume(a)	Total Volume	Net Price	Mix/ Other(b)	Currency

Consolidated	0.7	2	(1)	1	1	—	(1)
Personal Care	0.1	3	(2)	1	1	(1)	(1)
Consumer Tissue	3.0	3	(1)	2	1	1	(1)
K-C Professional	(0.1)	—	(1)	(1)	1	1	(1)
Health Care	(2.2)	(2)	—	(2)	—	1	(1)

(a) Lost volume related to the European strategic changes and pulp and tissue restructuring actions.
(b) Mix/Other includes rounding.

Unaudited

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KIMBERLY-CLARK CORPORATION
OUTLOOK FOR 2013

ESTIMATED FULL YEAR 2013 DILUTED EARNINGS PER SHARE

Adjusted earnings per share	$5.60	-	$5.75
Adjustment for charges related to European strategic changes	(0.26)	-	(0.13)
Adjustment for charge related to devaluation of Venezuelan bolivar	(0.07)		(0.07)
Per share basis – diluted net income attributable to Kimberly-Clark Corporation	$5.27	-	$5.55

ESTIMATED FULL YEAR 2013 EFFECTIVE TAX RATE

Adjusted effective tax rate	30.0%	-	32.0%
Adjustment for charges related to European strategic changes	1.0	-	1.0
Adjustment for charge related to devaluation of Venezuelan bolivar	—	-	—
Effective tax rate	31.0%	-	33.0%

Investor Relations contact:	Paul Alexander, 972-281-1440, palexand@kcc.com

Media Relations contact:	Bob Brand, 972-281-5335, bob.brand@kcc.com

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